Exhibit (d)(176)

Form of

Schedule A

Trusts and Portfolios Covered by the Sub-Research Agreement, dated as of August 1, 2007, between

Fidelity International Investment Advisors

and

Fidelity Management & Research Company

Name of Trust	Name of Portfolio	Type of Fund	Effective Date
Fidelity Investment Trust	Fidelity Series Emerging Markets Fund	Equity	__/__/08